Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese Corporation Reports Third Quarter Earnings; Maintains 2016 Outlook

Dallas, October 17, 2016: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2016 GAAP diluted earnings per share of $1.83 and adjusted earnings per share of $1.67, both third quarter records. These impressive results were driven by the strength of our operating models in both Materials Solutions and the Acetyl Chain as well as our consistent focus on productivity. In Advanced Engineered Materials, we drove strong year over year growth by continuing the momentum of our engineered materials opportunity pipeline, where we engage closely with our customers and meet their most pressing needs by combining the broadest materials portfolio with our market knowledge and application expertise. Earlier today, we announced an agreement to acquire Italy based SO.F.TER. Group, which would broaden our portfolio capabilities even further in engineered materials and extend our industry leadership position. In the Acetyl Chain, we were able to drive a differentiated result and maintain profitability in the quarter, leaning on our global footprint and integrated network to manage an environment of low raw material pricing and tepid market demand.
Third Quarter 2016 Financial Highlights:

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(unaudited)
	(In $ millions)
Operating Profit (Loss)
Advanced Engineered Materials	93	82	58
Consumer Specialties	68	80	77
Total Materials Solutions	161	162	135
Industrial Specialties	25	29	19
Acetyl Intermediates	83	77	54
Eliminations	—	1	—
Total Acetyl Chain	108	107	73
Other Activities	(23)	(26)	(22)
Total	246	243	186

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(unaudited)
	(In $ millions, except per share data)
Net Earnings (Loss)	263	223	151

Adjusted EBIT(1)(2)
Advanced Engineered Materials	127	111	106
Consumer Specialties	98	108	105
Total Materials Solutions	225	219	211
Industrial Specialties	25	30	28
Acetyl Intermediates	84	80	84
Eliminations	—	1	—
Total Acetyl Chain	109	111	112
Other Activities	(15)	(18)	(18)
Total	319	312	305

Equity Earnings, Cost-Dividend Income, Other Income (Expense)
Advanced Engineered Materials	33	27	44
Consumer Specialties	27	28	26
Total Materials Solutions	60	55	70

Operating EBITDA(1)	390	385	375
Diluted EPS - continuing operations	$1.83	$1.50	$1.07
Diluted EPS - total	$1.81	$1.50	$1.07
Adjusted EPS(1)	$1.67	$1.59	$1.50

Net cash provided by (used in) investing activities	(54)	(63)	(107)
Net cash provided by (used in) financing activities	265	(259)	(99)
Net cash provided by (used in) operating activities	304	349	173
Free cash flow(1)	237	285	101
______________________________

(1)	See "Non-US GAAP Financial Measures" below.

(2)
The company's discussion of adjusted earnings includes use of terms such as "segment income" and "core income". Those non-GAAP terms are defined below and reconciled in our Non-US GAAP Financial Measures and Supplemental Information document below.

Third Quarter 2016 Highlights:

•
Signed a definitive agreement to acquire 100% of the stock of Forli, Italy based SO.F.TER. Group, one of the world's largest independent thermoplastics compounders. The acquisition will nearly double the number of Celanese global engineered materials platforms.

•	Issued €750 million of 1.125% Senior Notes due 2023 and used €367 million of the proceeds to repay short term revolver borrowings.

•
Began production at the new vinyl acetate ethylene (VAE) production unit located at its manufacturing facility on Jurong Island, Singapore. The unit will support the growing demand in the Southeast Asia region, including Australia, India and New Zealand.

•
Showcasing the Art of Material Selection at K 2016 in October in Düsseldorf, Germany, the premier global trade fair for the plastics industry. Celanese will highlight polymers supporting a variety of customers, including:

▪	Consumer goods and electronics manufacturers as they design and produce effective, functional and attractive products

▪	Manufacturers of medical devices, from surgical tools to orthopedic implants, helping them to improve product design, safety and effectiveness

▪	Original equipment manufacturers (OEMs) as they secure a competitive edge with more attractive, lightweight, better-designed vehicles
"I am pleased to report the highest third quarter earnings per share performance in our history. Our results demonstrate the leadership positions that we have established in both of our cores and our ability to drive results irrespective of prevailing market conditions. In Materials Solutions, we have had tremendous success leveraging our industry leading portfolio of polymers to meet our customers' most challenging demands and staying ahead of developing market trends. Building on this success, we are excited to announce the acquisition of SO.F.TER. Group, one of the world's largest independent compounders. This acquisition is a natural step in the evolution of engineered materials as it further increases our available polymers, our compounding capabilities and our customer reach. In the Acetyl Chain, we leveraged our integrated production network and global presence during the quarter, managing through a period of stubbornly low capacity utilization to deliver strong performance. Our business results and productivity actions drove another quarter of impressive cash generation, returning $152 million to our shareholders through $100 million of share repurchases and $52 million in dividends. During the quarter, we opportunistically refinanced our short term revolver borrowings with longer term European debt at a very favorable rate, and our balance sheet stands in an optimal position to execute our M&A and capital deployment strategies," said Mark Rohr, chairman and chief executive officer.

Third Quarter 2016 Business Segment Overview
Materials Solutions
Materials Solutions core grew profitability over the prior year, as strong volume growth more than offset the impact of lower affiliate earnings and tow pricing. Advanced Engineered Materials generated a third quarter record operating profit and delivered the highest quarterly adjusted EBIT in its history. We generated strong volume growth year over year across a variety of product lines, driven by customer intimacy and the strength of our opportunity pipeline, which more than offset lower pricing in the quarter. We successfully launched a record 351 new projects, and have launched 996 new projects year-to-date, as we continued to extend our reach with a focus on high-value applications.
Affiliate results in the quarter were impacted mainly by a decline of $13 million in Ibn Sina equity earnings caused primarily by lower prices for MTBE.
Tow pricing was lower than the prior year due to lower industry capacity utilization rates. Volumes declined primarily due to unusual buying patterns in Europe earlier in 2016, which shifted second half volumes into the first half of the year.
Acetyl Chain
In the Acetyl Chain, we leveraged our integrated production network and global presence to preserve margins in the continuing low pricing environment. Pricing for acetic acid and derivatives was lower versus the prior year, principally driven by China and lower methanol prices, which more than offset the benefits of productivity initiatives.
Cash Flow
The company recorded operating cash flow of $304 million, and we generated free cash flow of $237 million. These results were driven by growth in the Materials Solutions core and disciplined working capital management. Capital expenditures in the quarter were $58 million. During the quarter, we returned $152 million to our shareholders, including $100 million to repurchase 1.5 million shares and $52 million of dividends.

Outlook
"In the third quarter, we once again demonstrated the effectiveness of our business models and our ability to create value for our customers and shareholders. As we approach the end of the year, we see no material changes in the operating environment, which is still impacted by sluggish economic growth. Utilization rates in the Acetyl Chain remain historically low, particularly in China, and growth in Europe and North America has been modest. We will continue to focus on commercial discipline and productivity actions to drive value despite a lackluster macro environment, and we expect to deliver growth in adjusted earnings per share of 8-10 percent for full year 2016," said Rohr.
We are unable to reconcile forecasted adjusted earnings per share growth to US GAAP diluted earnings per share without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. The company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com under Investor Relations/Events and Presentations after market close on October 17, 2016. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our website and available at the link below. See "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Chuck Kyrish	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4574	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Chuck.Kyrish@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our two complementary business cores, Acetyl Chain and Materials Solutions, use the full breadth of Celanese’s global chemistry, technology and business expertise to create value for our customers and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,000 employees worldwide and had 2015 net sales of $5.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions, including the announced stock purchase transaction. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release, including with respect to the acquisition. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
Non-GAAP Financial Measures
Presentation
This document presents the Company's business segments in two subtotals, reflecting our two cores, the Acetyl Chain and Materials Solutions, based on similarities among customers, business models and technical processes. As described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q, the Acetyl Chain includes the Company's Acetyl Intermediates segment and the Industrial Specialties segment. Materials Solutions includes the Company's Advanced Engineered Materials segment and the Consumer Specialties segment. For comparative purposes, the historical financial information included herein has been presented to reflect the Acetyl Chain and Materials Solutions subtotals. There has been no change to the composition of the Company's business segments.
Use of Non-US GAAP Financial Information
This release uses the following non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures

•
Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.

•
Adjusted EBIT by business segment may also be referred to by management as segment income. Adjusted EBIT by core (i.e. Acetyl Chain and/or Materials Solutions) may also be referred to by management as core income. Adjusted EBIT margin by business segment may also be referred to by management as segment income margin. Adjusted EBIT margin by core may also be referred to by management as core income margin.

•
Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization.

•
Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a US GAAP financial measure without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains and losses, which may be significant, is not practical.

Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.

•
Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").

Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about October 17, 2016 and also available on our website at www.celanese.com under Financial Information, Non-GAAP Financial Measures, or at this link: http://investors.celanese.com/interactive/lookandfeel/4103411/Non-GAAP.PDF.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015
	(In $ millions, except share and per share data)
Net sales	1,323	1,351	1,413
Cost of sales	(968)	(1,013)	(1,110)
Gross profit	355	338	303
Selling, general and administrative expenses	(81)	(71)	(93)
Amortization of intangible assets	(3)	(2)	(3)
Research and development expenses	(20)	(19)	(19)
Other (charges) gains, net	(3)	(4)	(4)
Foreign exchange gain (loss), net	(1)	(1)	3
Gain (loss) on disposition of businesses and asset, net	(1)	2	(1)
Operating profit (loss)	246	243	186
Equity in net earnings (loss) of affiliates	41	35	50
Interest expense	(28)	(30)	(29)
Refinancing expense	(4)	—	—
Interest income	—	—	—
Dividend income - cost investments	26	29	26
Other income (expense), net	—	(2)	(8)
Earnings (loss) from continuing operations before tax	281	275	225
Income tax (provision) benefit	(15)	(52)	(74)
Earnings (loss) from continuing operations	266	223	151
Earnings (loss) from operation of discontinued operations	(4)	—	—
Income tax (provision) benefit from discontinued operations	1	—	—
Earnings (loss) from discontinued operations	(3)	—	—
Net earnings (loss)	263	223	151
Net (earnings) loss attributable to noncontrolling interests	(1)	(2)	10
Net earnings (loss) attributable to Celanese Corporation	262	221	161
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	265	221	161
Earnings (loss) from discontinued operations	(3)	—	—
Net earnings (loss)	262	221	161
Earnings (loss) per common share - basic
Continuing operations	1.84	1.51	1.07
Discontinued operations	(0.02)	—	—
Net earnings (loss) - basic	1.82	1.51	1.07
Earnings (loss) per common share - diluted
Continuing operations	1.83	1.50	1.07
Discontinued operations	(0.02)	—	—
Net earnings (loss) - diluted	1.81	1.50	1.07
Weighted average shares (in millions)
Basic	144.0	146.5	149.8
Diluted	144.6	147.1	151.0

Consolidated Balance Sheets - Unaudited

	As of September 30, 2016	As of December 31, 2015
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,252	967
Trade receivables - third party and affiliates, net	791	706
Non-trade receivables, net	214	285
Inventories	652	682
Deferred income taxes	—	68
Marketable securities, at fair value	34	30
Other assets	35	49
Total current assets	2,978	2,787
Investments in affiliates	864	838
Property, plant and equipment, net	3,578	3,609
Deferred income taxes	216	222
Other assets	290	300
Goodwill	712	705
Intangible assets, net	119	125
Total assets	8,757	8,586
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	92	513
Trade payables - third party and affiliates	591	587
Other liabilities	299	330
Deferred income taxes	—	30
Income taxes payable	116	90
Total current liabilities	1,098	1,550
Long-term debt, net of unamortized deferred financing costs	2,923	2,468
Deferred income taxes	139	136
Uncertain tax positions	101	167
Benefit obligations	1,124	1,189
Other liabilities	221	247
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,331)	(1,031)
Additional paid-in capital	140	136
Retained earnings	4,211	3,621
Accumulated other comprehensive income (loss), net	(310)	(348)
Total Celanese Corporation stockholders' equity	2,710	2,378
Noncontrolling interests	441	451
Total equity	3,151	2,829
Total liabilities and equity	8,757	8,586